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                                                                    Exhibit 99.7
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Burbank, January 24, 2001                           5:00 p.m. Eastern Time

Company Press Release


                       Matthews Completed Sale of Assets

     Matthews Studio Equipment Group (the "Company"), which filed for bankruptcy in April, 2000, announced today that it completed the sale of the Company's Hollywood Rentals, HDI, ESS, Olesen and Four Star West operations to Hollywood Rentals Production Services, LLC ("Buyer") for $14.5 million paid in cash on closing.

     Hollywood Rentals and HDI rented lighting and grip equipment to the entertainment production industry. ESS and Olesen sold expendable supplies and equipment used in entertainment production and production of live theater, and Four Star West rented theatrical lighting equipment to producers of live theater.

     The Asset Purchase Agreement as originally entered into by the parties provided for a purchase price of $17 million, payable $13 million in cash on closing and $4 million in subordinated notes. The notes would have been payable over five years and subordinated to the Buyer's lender. (See the Company's press release dated December 11, 2000 and Form 8-K filed on December 13, 2000.) The parties subsequently agreed that the sellers could elect to receive an additional $1.5 million in cash in lieu of the subordinated notes, and the sellers opted for the all cash purchase price.

     Matthews Studio Equipment Group had been in the business of supplying traditional lighting, grip, transportation, generators, camera equipment, professional video and audio equipment, automated lighting and complete theatrical equipment and supplies to entertainment producers through its worldwide distribution network.



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Matthews Studio Equipment Group, Burbank
818/525-5200
Miles Stover